STATE OF DELAWARE

CERTIFICATE OF TRUST

This Certificate of Trust (this "Certificate") is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) (the "Act") and sets forth the following:

1.	The name of the Trust is: Majority Shares ETF Trust

2.	The name and address of the Registered Agent of the Trust in the State of Delaware is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

New Castle County

Wilmington, DE 19801

3.	Majority Shares ETF Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	Notice is hereby given that Majority Shares ETF Trust shall consist of one or more series. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Majority Shares ETF Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Majority Shares ETF Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Majority Shares ETF Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Majority Shares ETF Trust generally or any other series thereof shall be enforceable against the assets of such series.

5.	The business of the Majority Shares ETF Trust will be managed in accordance with Majority Shares ETF Trust’s Agreement and Declaration of Trust as such document may be amended from time to time.

6.	This Certificate is effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of Majority Shares ETF Trust, has executed this Certificate of Trust on this on this 30th day of January, 2018.

/s/ Eli Kasargod-Staub
Eli Kasargod-Staub, Sole Trustee